UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 8, 2016 (January 4, 2016)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Effective January 4, 2016, Mark S. Sesler, age 56, became the Chief Operating Officer of QC Holdings, Inc. (the “Company”). Prior to joining the Company, Mr. Sesler served in various executive positions with Russell Stover Candies, Inc., a closely-held Kansas City-based company, serving as its Chief Operating Officer from 2013 through 2015 and as its Chief Marketing Officer from 2004 through 2013. He has also served two years as the Executive Vice President, Marketing and Sales for an e-commerce company focused on business-to-business e-purchasing systems. Mr. Sesler holds a Bachelor of Journalism degree from the University of Missouri – Columbia.

The Company has agreed to pay Mr. Sesler an annual base salary of $375,000, with a targeted short-term incentive opportunity of $100,000 and a targeted long-term incentive opportunity of $125,000 (in connection with his participation in the Company’s short-term and long-term incentive plans for executive officers). Mr. Sesler will be provided an automobile allowance and other employee benefits consistent with those provided to other executive officers of the Company. The Company contemplates that it will provide a severance benefit to Mr. Sesler based on his length of employment with the Company and whether a termination occurs in conjunction with a change in control of the Company. The terms of the severance arrangement have not been finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: January 8, 2016	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer